Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Fiscal 2020 First Quarter Revenue Growth, Improved EPS and Adjusted EBITDA

  Total net revenues increased 10.5 percent to $187.3 million compared with the prior year period, driven by strong growth across all three of the Company’s business segments.
  Net loss for the quarter was $15.3 million, or ($0.24) per share, an improvement of $0.03 per share, compared with the prior year period.
  Adjusted EBITDA1 for the quarter improved 18.6 percent, or $2.6 million, to a loss of $11.3 million, compared with the prior year period.
  (1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 31, 2019--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of gifts designed to help customers express, connect and celebrate, today reported results for its Fiscal 2020 first quarter ended September 29, 2019.

Chris McCann, CEO, 1-800-FLOWERS.COM, Inc., said “Our strong revenue growth and improved bottom-line results for the first quarter are a continuation of the positive momentum we saw throughout last year. These results reflect the leverage we are getting from the investments we have made – and continue to make – in our iconic Harry & David and 1-800-Flowers.com brands, as well as in our BloomNet business. The double-digit revenue growth for the period reflected solid growth across all three of our business segments, highlighted by the nearly eighteen percent growth achieved in our Gourmet Foods and Gift Baskets segment. This segment benefited from strong everyday gifting at Harry & David and 1-800-Baskets.com combined with increased orders for gift baskets from wholesale customers and revenues from the Shari’s Berries brand, which we acquired in mid-August.”

McCann also said that the Company’s Consumer Floral and BloomNet segments both achieved solid increases in revenues, gross margin and contribution margin for the quarter. “In our floral businesses, we are continuing to extend the market leadership of 1-800-Flowers.com and grow BloomNet’s market share. We expect these trends to continue throughout the fiscal year as we benefit from the investments we are making in targeted marketing programs and innovative new products and services.”

In addition to the strong revenue growth and improved bottom-line performance achieved in the quarter, McCann said that the Company also continued to grow its customer files with double-digit growth in new customers driven primarily by Harry & David and 1-800-Flowers.com. “As we enter the important holiday shopping period, the strong growth in our customer files positions us well to continue the momentum we have built across all of our business segments and deliver a strong holiday season.”

First Quarter 2020 Financial Results

For the first quarter of 2020, total consolidated revenues increased 10.5 percent to $187.3 million, compared with total consolidated revenues of $169.5 million in the prior year period. All three of the Company’s business segments contributed to the strong revenue growth with Gourmet Foods and Gift Baskets up 17.7 percent and Consumer Floral and BloomNet up 6.7 percent and 6.0 percent, respectively, compared with the prior year period.

Gross profit margin for the quarter increased 30 basis points to 40.7 percent, compared with 40.4 percent in the prior year period. This was primarily driven by increases of 60 basis points and 130 basis points in the Company’s Consumer Floral and BloomNet segments, respectively.

Operating expenses improved 230 basis points to 51.7 percent of total sales, compared with 54.0 percent of total sales in the prior year period. This reflected the strong revenue growth in the quarter combined with the Company’s ability to leverage its operating platform.

The combination of these factors resulted in an 18.6 percent, or $2.6 million, improvement in Adjusted EBITDA to a loss of $11.3 million, compared with an Adjusted EBITDA loss of $13.9 million in the prior year period. Net loss for the quarter was $15.3 million, or ($0.24) per share, an improvement of $0.03 per share compared with a net loss of $17.3 million, or ($0.27) per share, in the prior year period.

Segment Results from Continuing Operations:

The Company provides select financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 17.7 percent, or $10.7 million, to $71.2 million, compared with $60.5 million in the prior year period. The strong growth was driven primarily by continued strong growth in everyday gifting for Harry & David and 1-800-Baskets.com, combined with a shift into the quarter of some gift basket shipments for certain wholesale customers and revenues from the Shari’s Berries brand, which was acquired in mid-August. Gross profit margin was 38.0 percent, compared with 38.1 percent in the prior year period, primarily reflecting product mix related to the increase in wholesale gift basket shipments. Category contribution margin improved 27.6 percent, or $2.5 million, to a loss of $6.6 million, compared with a loss of $9.1 million in the prior year period. The improved contribution margin primarily reflected the strong revenue growth in the quarter.

  Consumer Floral: Fiscal first quarter revenues in this segment increased 6.7 percent to $90.8 million, compared with $85.1 million in the prior year period. Gross profit margin increased 60 basis points to 39.7 percent, compared with 39.1 percent in the prior year period primarily reflecting product mix combined with efficient use of promotional pricing programs. Category contribution margin increased 13.7 percent, or $1.0 million, to $8.5 million, compared with $7.5 million in the prior year period.
  BloomNet Wire Service: Revenues for the quarter increased 6.0 percent to $25.4 million, compared with $24.0 million in the prior year period, primarily reflecting increased sales of digital directory advertising and wholesale products. Gross profit margin increased 130 basis points to 50.9 percent, compared with 49.6 percent in the prior year period, primarily reflecting product mix. Contribution margin increased 9.4 percent, or $0.7 million, to $8.4 million, compared with $7.6 million in the prior year period.

Company Guidance

The Company is reiterating its previously issued guidance for fiscal 2020 as follows:

  Total consolidated revenue growth of 8-to-9 percent, compared with the prior year, including approximately 6-to-7 percent organic revenue growth combined with anticipated contributions from the acquisition of the Shari’s Berries brand;
  Adjusted EBITDA and EPS growth in a range of 8-to-10 percent and;
  Free Cash Flow for the year of approximately $45 million.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. See Selected Financial Information for details on how Segment Contribution Margin was calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin provides management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠, Personalization Universe®, Simply Chocolate®, and Goodsey®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral wire service providing a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco SM, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for fiscal-year 2020; its ability to leverage its operating platform and reduce operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 31, 2019, at 11:00 a.m. (ET). The call will be available via live webcast which can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM website at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. (ET) on the day of the call through November 6, 2019 at: (US) 1-888-203-1112; (International) 1-719-457-0820; enter conference ID #: 2360252.

Note: The following tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
	September 29, 2019	June 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,174	$172,923
Trade receivables, net	36,062	12,374
Inventories	172,513	92,361
Prepaid and other	25,649	25,580
Total current assets	268,398	303,238

Property, plant and equipment, net	163,422	166,681
Operating lease right-of-use assets	75,876	-
Goodwill	74,711	62,590
Other intangibles, net	66,954	59,615
Other assets	15,594	14,316
Total assets	$664,955	$606,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$37,128	$25,704
Accrued expenses	82,913	96,793
Current maturities of long-term debt	5,000	5,000
Current portion of long-term operating lease liabilities	10,381	-
Total current liabilities	135,422	127,497

Long-term debt	90,782	91,973
Long-term operating lease liabilities	67,643	-
Deferred tax liabilities	28,195	28,898
Other liabilities	13,517	15,361
Total liabilities	335,559	263,729
Total stockholders’ equity	329,396	342,711
Total liabilities and stockholders’ equity	$664,955	$606,440

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)
	Three Months Ended
	September 29, 2019	September 30, 2018
Net revenues:
E-commerce (combined online and telephonic)	$129,050	$117,700
Other	58,213	51,796
Total net revenues	187,263	169,496
Cost of revenues	111,117	100,956
Gross profit	76,146	68,540
Operating expenses:
Marketing and sales	56,839	52,954
Technology and development	10,803	10,279
General and administrative	21,522	20,430
Depreciation and amortization	7,635	7,843
Total operating expenses	96,799	91,506
Operating loss	(20,653)	(22,966)
Interest expense, net	595	990
Other income (expense), net	(84)	274
Loss before income taxes	(21,332)	(23,682)
Income tax benefit	(6,061)	(6,416)
Net loss	$(15,271)	$(17,266)

Basic and diluted net loss per common share	$(0.24)	$(0.27)

Basic and diluted weighted average shares used in the calculation of net loss per common share	64,503	64,620

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Three months ended
	September 29, 2019	September 30, 2018

Operating activities:
Net loss	$ (15,271)	$ (17,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,635	7,843
Amortization of deferred financing costs	112	224
Deferred income taxes	(703)	(259)
Bad debt expense	503	224
Stock-based compensation	1,765	955
Other non-cash items	184	286
Changes in operating items:
Trade receivables	(24,191)	(18,024)
Inventories	(79,124)	(71,855)
Prepaid and other	(1,190)	(2,731)
Accounts payable and accrued expenses	(2,646)	(8,766)
Other assets and liabilities	148	(54)
Net cash used in operating activities	(112,778)	(109,423)

Investing activities:
Acquisitions, net of cash acquired	(20,500)	-
Capital expenditures, net of non-cash expenditures	(4,359)	(4,907)
Net cash used in investing activities	(24,859)	(4,907)

Financing activities:
Acquisition of treasury stock	(31)	(4,040)
Proceeds from exercise of employee stock options	222	302
Repayment of notes payable and bank borrowings	(1,250)	(2,156)
Debt issuance cost	(53)	-
Net cash used in by financing activities	(1,112)	(5,894)

Net change in cash and cash equivalents	(138,749)	(120,224)
Cash and cash equivalents:
Beginning of period	172,923	147,240
End of period	$ 34,174	$ 27,016

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(in thousands) (unaudited)
	Three Months Ended
	September 29, 2019	September 30, 2018	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$90,768	$85,076	6.7%
BloomNet Wire Service	25,440	23,993	6.0%
Gourmet Food & Gift Baskets	71,215	60,518	17.7%
Corporate	195	267	(27.0%)
Intercompany eliminations	(355)	(358)	0.8%
Total net revenues	$187,263	$169,496	10.5%

Gross profit:
1-800-Flowers.com Consumer Floral	$36,050	$33,288	8.3%
	39.7%	39.1%

BloomNet Wire Service	12,958	11,907	8.8%
	50.9%	49.6%

Gourmet Food & Gift Baskets	27,042	23,036	17.4%
	38.0%	38.1%

Corporate	96	309	(68.9%)
	49.2%	115.7%

Total gross profit	$76,146	$68,540	11.1%
	40.7%	40.4%
EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$8,524	$7,495	13.7%
BloomNet Wire Service	8,357	7,638	9.4%
Gourmet Food & Gift Baskets	(6,600)	(9,121)	27.6%
Segment Contribution Margin Subtotal	10,281	6,012	71.0%
Corporate (b)	(23,299)	(21,135)	(10.2%)
EBITDA (non-GAAP)	(13,018)	(15,123)	13.9%

Add: Stock-based compensation	1,765	955	84.8%
Add: Comp charge related to NQ Plan Investment Appreciation/(Depreciation)	(44)	282	(115.6%)
Adjusted EBITDA (non-GAAP)	$(11,297)	$(13,886)	18.6%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)
Reconciliation of net loss to adjusted EBITDA (non-GAAP):	Three Months Ended
	September 29, 2019	September 30, 2018

Net loss	$ (15,271)	$ (17,266)
Add:
Interest expense, net	679	716
Depreciation and amortization	7,635	7,843
Less:
Income tax benefit	6,061	6,416
EBITDA	(13,018)	(15,123)
Add: Stock-based compensation	1,765	955
Add: Compensation charge related to NQ plan investment appreciation/(depreciation)	(44)	282
Adjusted EBITDA	$ (11,297)	$ (13,886)

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

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Contacts

Investors:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com